Exhibit 10.1

INTERIM SERVICES AGREEMENT

This INTERIM SERVICES AGREEMENT (this “Agreement”), entered into as of the 15th day of October, 2015, is by and between RANDSTAD PROFESSIONALS US, LP, d/b/a Tatum, a Delaware limited partnership, with offices at 150 Presidential Way, 3rd Floor, Woburn, Massachusetts 01801 (“Tatum”), and Marvell Technology Group, Ltd., with offices at 54988 Marvell Lane, Santa Clara CA 95054 (the “Company”). A “Party” shall mean either Tatum or the Company, as the case may be; the “Parties” shall mean Tatum and the Company, collectively.

WHEREAS, the Company desires to engage Tatum to perform certain outsourced interim services; and, Tatum is willing to provide the services of its personnel to perform such tasks subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, Tatum and the Company agree as follows:

1. Services. The services (the “Services”) and fees will be more particularly described on the Schedule attached hereto and will be provided by the individual professional (the “Tatum Professional”) identified on such Schedule. Schedules for additional Tatum Professionals may be added from time to time upon the mutual written agreement of the Parties. In addition, upon the request of the Company and the execution of an additional Schedule to this Agreement, Tatum will provide search Services to the Company, all as more particularly described on such Schedule.

2. Engagement. The Tatum Professional will be one of Tatum’s professionals, and Tatum will be solely responsible for determining the conditions, terms and payment of compensation and benefits for the Tatum Professional. The Company will be solely responsible for providing the Tatum Professional day-to-day guidance, supervision, direction, assistance and other information necessary for the successful and timely completion of the Services. Tatum will have no oversight, control, or authority over the Tatum Professional with respect to the Services. The Company acknowledges that it is solely responsible for the sufficiency of the Services for its purposes. The Company will designate a management-level individual to be responsible for overseeing the Services, and the Tatum Professional will report directly to such individual with respect to the provision of the Services. Unless the Tatum Professional is acting as an executive officer of the Company and is authorized by the Company to make such decision, the Company will not permit or require the Tatum Professional to be the ultimate decision making authority for any material decision relating to the Company’s business, including, without limitation, any proposed merger, acquisition, recapitalization, financial strategy or restructuring.

Reference is hereby made to that certain Marvell Temporary CFO (TCFO) Overview of Marvell Expectations document that has been provided to Tatum by the Company (the “Expectations Document”). The parties agree that the Expectations Document is intended to clarify goals and expectations, but in no way represents a representation, warranty, guarantee or covenant of Tatum or the Tatum Professional.

3. Fees and Expenses. The Company will pay Tatum the fees set forth on the applicable Schedule. In addition, the Company will reimburse Tatum directly for all travel and out-of-pocket expenses incurred in connection with this Agreement (including any Schedules). Tatum shall invoice the Company for, and the Company shall pay to Tatum for further remittance to the appropriate taxing authorities, any sales or use taxes applicable to the Services. If the Company claims that it is exempt from any such sales or use taxes, then the Company must provide Tatum with an exemption certificate satisfactory to Tatum.

4. Payment Terms. Payments to Tatum should be made within 30 days of receipt of invoice by electronic transfer in accordance with the instructions set forth below or such alternative instructions as provided by Tatum from time to time. Any amounts not paid when due may be subject to a periodic service charge equal to the lesser of 1.5% per month and the maximum amount allowed under applicable law, until such amounts are paid in full, including assessed service charges. In lieu of terminating this Agreement, Tatum may suspend the provision of any Services if amounts owed are not paid in accordance with the terms of this Agreement.

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Bank Name and Address: Bank of America, 1950 N Stemmons Freeway, Suite 5010, Dallas, TX 75207

Beneficiary: Tatum

Beneficiary Account Number:

ABA Transit/Routing Number:

Please reference the Company’s name in the body of the payment.

5. Effective Date and Termination. This Agreement will be effective as of the earlier of (i) the date Tatum begins providing Services to the Company, and (ii) the date of the last signature to this Agreement as indicated on the signature page. In the event that a Party commits a breach of this Agreement (including any Schedule) and fails to cure the same within 10 days following delivery by the non-breaching Party of written notice specifying the nature of the breach, the non-breaching Party may terminate this Agreement or the applicable Schedule effective upon written notice of such termination. The termination rights set forth in this Section are in addition to and not in lieu of the termination rights set forth in each of the Schedules.

6. Hiring the Tatum Professional Outside of a Tatum Agreement. If, at any time during the time frame in which a Tatum Professional is providing Services to the Company and for a period of 12-months thereafter, other than in connection with this Agreement or another Tatum agreement, the Company or any of its subsidiaries or affiliates employs such Tatum Professional, or engages such Tatum Professional as an independent contractor, the Company will pay Tatum a placement fee in an amount equal to 35% of the Annualized Compensation (as defined below). “Annualized Compensation” is defined as salary, incentive, signing and other bonuses, equity compensation, and any other compensation that may be earned by the Tatum Professional during the first 12 months of service with the Company (or its subsidiary or affiliate) regardless of when or if such compensation is actually paid. The placement fee shall be due upon the commencement of the Tatum Professional’s employment or engagement with the Company (or its subsidiary or affiliate).

7. Warranties and Disclaimers. TATUM DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO ANY WARRANTIES OF QUALITY, PERFORMANCE, MERCHANTABILITY, OR FITNESS OF USE OR PURPOSE. WITHOUT LIMITING THE FOREGOING, TATUM MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE TATUM PROFESSIONAL OR THE SERVICES PROVIDED HEREUNDER, AND TATUM WILL NOT BE RESPONSIBLE FOR ANY ACTION TAKEN BY THE COMPANY IN FOLLOWING OR DECLINING TO FOLLOW ANY OF THE TATUM PROFESSIONAL’S ADVICE OR RECOMMENDATIONS. THE SERVICES PROVIDED BY TATUM AND THE TATUM PROFESSIONAL HEREUNDER ARE FOR THE SOLE BENEFIT OF THE COMPANY AND NOT ANY UNNAMED THIRD PARTIES. THE SERVICES WILL NOT CONSTITUTE AN AUDIT, REVIEW, OPINION, OR COMPILATION, OR ANY OTHER TYPE OF FINANCIAL STATEMENT REPORTING OR ATTESTATION ENGAGEMENT THAT IS SUBJECT TO THE RULES OF THE AICPA OR OTHER SIMILAR STATE OR NATIONAL PROFESSIONAL BODIES OR LAWS AND WILL NOT RESULT IN AN OPINION OR ANY FORM OF ASSURANCE ON INTERNAL CONTROLS.

8. Limitation of Liability; Indemnity.

(a) TATUM’S LIABILITY IN ANY AND ALL CATEGORIES AND FOR ANY AND ALL CAUSES ARISING UNDER THIS AGREEMENT, WHETHER BASED IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, WILL, IN THE AGGREGATE, NOT EXCEED THE ACTUAL FEES PAID BY THE COMPANY TO TATUM OVER THE PREVIOUS TWO MONTHS OF THIS AGREEMENT WITH RESPECT TO THE TATUM PROFESSIONAL FROM WHOM THE LIABILITY ARISES. IN NO EVENT WILL TATUM BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, PUNITIVE, INDIRECT OR SPECIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, INTERRUPTION OR LOSS OF BUSINESS, PROFIT OR GOODWILL. AS A CONDITION FOR RECOVERY OF ANY LIABILITY, THE COMPANY MUST ASSERT ANY CLAIM AGAINST TATUM WITHIN THREE MONTHS AFTER DISCOVERY OR 60 DAYS AFTER THE TERMINATION OR EXPIRATION OF THE APPLICABLE SCHEDULE UNDER WHICH THE LIABILITY ARISES, WHICHEVER IS EARLIER.

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(b) THE COMPANY AGREES TO INDEMNIFY TATUM AND THE TATUM PROFESSIONAL TO THE FULL EXTENT PERMITTED BY LAW FOR ANY LOSSES, COSTS, DAMAGES, AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES), AS THEY ARE INCURRED, IN CONNECTION WITH ANY CAUSE OF ACTION, SUIT, OR OTHER PROCEEDING ARISING IN CONNECTION WITH THE TATUM PROFESSIONAL’S SERVICES TO THE COMPANY.

In addition to the indemnity provided herein, the Company shall enter into an indemnification agreement directly with any Tatum Professional acting in an officer or director role (including without limitation the role of Interim Chief Financial Officer), such agreement(s) to be substantially in the form filed by the Company as an exhibit to its Form 8-K filed on October 10, 2008.

9. Insurance.

The Company represents and warrants to Tatum that the Company currently maintains directors and officers insurance covering the Tatum Professional in an amount reasonably acceptable to Tatum at no additional cost to Tatum or the Tatum Professional. The Company shall maintain such insurance at all times while this Agreement remains in effect. Furthermore, the Company will maintain such insurance coverage with respect to occurrences arising during the term of this Agreement for at least five years following the termination or expiration of the applicable Schedule or will purchase a directors’ and officers’ extended reporting period or “tail” policy to cover the Tatum Professional for such five year time period. The Company’s directors and officers insurance must be primary and non-contributory. Upon the execution of this Agreement and at any other time requested by Tatum, the Company will provide Tatum a certificate of insurance evidencing that the Company is in compliance with the requirements of this Section with a note in the Description of Operations section of the certificate indicating that the coverage is extended to the Tatum Professional.

Change in Company Circumstances. In the event that the Company’s financial condition or liquidity significantly deteriorates or the Company enters into discussions with restructuring or bankruptcy advisors, Tatum and the Company will review the current fee structure and payment terms under this Agreement (including any Schedule) and agree on appropriate modifications. In addition, Tatum and the Company will discuss the need for additional Tatum professionals with specialized skills in working with companies undergoing significant debt and equity restructuring, and as needed, Tatum professionals with experience helping companies seeking or operating under bankruptcy protection. The agreed upon additional professionals will be engaged under terms and fees commensurate to the expertise and services to be provided. In the event that Tatum and the Company cannot agree on appropriate modifications to this Agreement (including any Schedule) or the need for additional Tatum professionals, Tatum may immediately terminate this Agreement or any Schedule upon notice to the Company.

10. Governing Law, Arbitration and Witness Fees.

(a) This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflicts of laws provisions.

(b) If the Parties are unable to resolve any dispute arising out of or in connection with this Agreement, the Parties agree and stipulate that any such disputes will be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The arbitration will be conducted in the San Francisco, California office of the AAA by a single arbitrator selected by the Parties according to the rules of the AAA, and the decision of the arbitrator will be final and binding on both Parties. In the event that the Parties fail to agree on the selection of the arbitrator within 30 days after either Party’s request for arbitration under this Section, the arbitrator will be chosen by the AAA. The arbitrator may in his or her discretion order documentary discovery but will not allow depositions without a showing of compelling need. The arbitrator will render his or her decision within 90 days after the call for arbitration. Judgment on the award of the arbitrator may be entered in and enforced by any court of competent jurisdiction. The arbitrator will have no authority to award damages in excess or in contravention of this Agreement and may not amend or disregard any provision of this Agreement, including this Section. Notwithstanding the foregoing, either Party may seek appropriate injunctive relief from any court of competent jurisdiction, and Tatum may pursue payment of any unpaid amounts due under this Agreement through any court of competent jurisdiction.

(c) In the event any professional of Tatum (including, without limitation, any Tatum Professional) is requested or authorized by the Company or is required by government regulation, subpoena, or other legal process to produce documents or appear as witnesses in connection with any action, suit or other proceeding initiated by a third party against the Company or by the Company against a third party, the Company will, so long as Tatum is not a party

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to the proceeding in which the information is sought, reimburse Tatum for its professional’s time (based on customary rates) and expenses, as well as the fees and expenses of its counsel, incurred in responding to such requests. This provision is in addition to and not in lieu of any indemnification obligations the Company may have under this Agreement.

11. Miscellaneous.

(a) This Agreement together with all Schedules constitutes the entire agreement between the Parties with regard to the subject matter hereof and supersedes any and all agreements, whether oral or written, between the Parties with respect to its subject matter. No amendment or modification to this Agreement will be valid unless in writing and signed by both Parties.

(b) If any portion of this Agreement is found to be invalid or unenforceable, such provision will be deemed severable from the remainder of this Agreement and will not cause the invalidity or unenforceability of the remainder of this Agreement, except to the extent that the severed provision deprives either Party of a substantial portion of its bargain.

(c) Neither Party will be deemed to have waived any rights or remedies accruing under this Agreement unless such waiver is in writing and signed by the Party electing to waive the right or remedy. The waiver by any Party of a breach or violation of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of such provision or any other provision of this Agreement.

(d) Neither Party will be liable for any delay or failure to perform under this Agreement (other than with respect to payment obligations) to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such Party’s reasonable control.

(e) The Company may not assign its rights or obligations under this Agreement without the express written consent of Tatum. Tatum shall be entitled (without the consent of the Company) to transfer this Agreement and/or assign its obligations, rights and benefits in this Agreement to a third party. Nothing in this Agreement will confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns and the Tatum Professionals.

(f) The expiration or termination of this Agreement or any Schedule will not destroy or diminish the binding force and effect of any of the provisions of this Agreement or any Schedule that expressly, or by reasonable implication, come into or continue in effect on or after such expiration or termination, including, without limitation, provisions relating to payment of fees and expenses (including witness fees and expenses), hiring the Tatum Professionals, governing law, arbitration, limitation of liability and indemnity.

(g) The Company agrees to reimburse Tatum for all costs and expenses (including, without limitation, reasonable attorneys’ fees, court costs and arbitration fees) incurred by Tatum in enforcing collection of any monies due under this Agreement.

(h) The Company agrees to allow Tatum to use the Company’s logo and name on Tatum’s website and other marketing materials for the sole purpose of identifying the Company as a client of Tatum. Tatum will not use the Company’s logo or name in any press release or general circulation advertisement without the Company’s prior written consent.

(i) This Agreement is applicable only to the Tatum division of Randstad Professionals US, LP, and is not intended to apply to any other division of Randstad Professionals US, LP.

(j) Tatum agrees to comply with all provisions of the Patient Protection and Affordable Care Act (“ACA”) applicable to its Tatum Professional(s) employed by Tatum, including the employer shared responsibility provisions relating to the offer of “minimum essential coverage” to “full-time employees” and their “dependents” (as those terms are defined in Internal Revenue Code Section 4980H and related regulations) and the applicable information reporting provisions under Internal Revenue Code Section 6055 and 6056 and related regulations. This paragraph is intended by the parties as the full and complete expression of Tatum’s ACA obligations under this Agreement, and the ACA shall not be deemed within the scope of any other more general provision of this Agreement.

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Randstad Professionals Law Dept.	July 2015	4

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the dates set forth below.

RANDSTAD PROFESSIONALS US, LP,		MARVELL TECHNOLOGY GROUP LTD.:
d/b/a TATUM:

By:	/s/ Henry G. Hilbert	By:	/s/ William Valle
Name: Henry G. Hilbert		Name: William Valle
Title: Office Managing Partner		Title: Vice President, Human Resources
Date: October 15, 2015		Date: October 15, 2015

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Randstad Professionals Law Dept.	July 2015	5

Schedule to Interim Services Agreement

This Schedule is entered into in connection with that certain Interim Services Agreement, dated October 15, 2015 (the “Agreement”), by and between Randstad Professionals US, LP, d/b/a Tatum (“Tatum”) and MARVELL TECHNOLOGY GROUP LTD. (the “Company”) and will be governed by the terms and conditions of the Agreement.

1. Tatum Professional Name: David P. Eichler

2. Service Description or Position: Interim Chief Financial Officer

If the Company elects or appoints the Tatum Professional to the Company’s Board of Directors, Operating Committee or other similar governing body (collectively, “Board Services”), the Tatum Professional will provide the Board Services in his individual capacity and not as a professional of Tatum. For the avoidance of doubt, Tatum is not providing any Board Services to the Company, and Tatum will not be responsible for any actions or omissions of the Tatum Professional for Board Services.

3. Company Supervisor: Sehat Sutardja, Chairman and Chief Executive Officer

4. Start Date: October 16, 2015

5. Minimum Term: Three months

6. Termination:

(a) After the expiration of any minimum term set forth above, either Party may terminate this Schedule by providing the other Party a minimum of 15 days’ advance written notice and such termination will be effective as of the date specified in such notice, provided that such date is no earlier than 15 days after the date of delivery of the notice. Tatum will continue to provide, and the Company will continue to pay for, the Services until the termination effective date.

(b) Tatum may terminate this Schedule immediately upon written notice to the Company if: (i) the Company is engaged in or asks Tatum or any Tatum Professional to engage in or ignore any illegal or unethical activity; (ii) the Tatum Professional ceases to be a professional of Tatum for any reason; (iii) the Tatum Professional becomes disabled; or (iv) the Company fails to pay any amounts due to Tatum under the Agreement when due. For purposes of the Agreement, disability will be defined by the applicable policy of disability insurance or, in the absence of such insurance, by Tatum’s management acting in good faith. Notwithstanding the foregoing, in lieu of terminating this Schedule under (ii) and (iii) above, upon the mutual agreement of the Parties, the Tatum Professional may be replaced by another Tatum professional.

(c) The termination rights set forth in this section are in addition to and not in lieu of the termination rights set forth in the Agreement.

7. Fees: Except as otherwise set forth below, the Company will pay to Tatum a fee of $15,000 a week for the Tatum Professional. The weekly fee includes allowance for holidays, personal and sick days, and vacation for the Tatum Professional consistent with the Company’s policy as it applies to similarly situated employees of the Company.

In addition, for all hours worked by any Tatum Professional who is categorized as “exempt” (as classified by state and federal guidelines) in a week over 60 hours, the Company will pay Tatum for those hours a rate equal to $325.

The Parties acknowledge and agree that the fees set forth above are based upon this Schedule having the Minimum Term set forth above. In the event the Company terminates this Schedule prior to the expiration of the Minimum Term other than for the Tatum Professional’s material failure to perform the obligations of his or her position with the Company, provided the Tatum Professional fails to cure such breach within 10 days after receipt of written notice of such breach, the Company agrees to pay to Tatum upon the termination of this Schedule a lump sum amount equal to the difference between the fees actually paid and the fees that should have been paid taking into account the Minimum Term.

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In addition, the Company will pay Tatum a fee of $250 an hour for time incurred in connection with this Schedule by a member of Tatum’s leadership team for resource coordination, attending meetings with Company personnel, assisting the Tatum Professional with the Company’s issues, and other matters requiring the assistance of Tatum leadership.

The fees set forth in this Schedule will automatically increase on an annual basis commencing with the first anniversary of this Schedule in an amount equal to 6% per year.

8. Billings: Tatum will bill for Services weekly in arrears.

As a condition to providing the Services, Tatum requires a security deposit in the amount equal to $75,000 (the “Deposit”), which is due upon execution of this Schedule. If the Company breaches the Agreement (including any Schedule) or any other agreement between the Company and Tatum or any Tatum professional and fails to cure such breach as provided for herein or therein, Tatum will be entitled to apply the Deposit to its or the Tatum professional’s damages resulting from such breach. In the event the Deposit falls below the amount required, the Company will pay Tatum an additional amount equal to the shortfall. Upon the expiration or termination of the Agreement, Tatum will return to the Company the balance of the Deposit remaining under the Agreement after application of any amounts to damages as provided for herein, including, without limitation, the Company’s unfulfilled payment obligations of the Company to Tatum or any Tatum professional.

In the event of a conflict between the terms and conditions of this Schedule and the Agreement, the terms and conditions of the Agreement will control.

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Randstad Professionals Law Dept.	July 2015	7

RANDSTAD PROFESSIONALS US, LP,		MARVELL TECHNOLOGY GROUP LTD.:
d/b/a TATUM:

By:	/s/ Henry G. Hilbert	By:	/s/ William Valle
Name: Henry G. Hilbert		Name: William Valle
Title: Office Managing Partner		Title: Vice President, Human Resources
Date: October 15, 2015		Date: October 15, 2015

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